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                                                                     EXHIBIT 5.1

                         [Cooley Godward LLP letterhead]

July 1, 2004

Molecular Devices Corporation
1311 Orleans Drive
Sunnyvale, CA  94089

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Molecular Devices Corporation (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of an aggregate of up to 535,276 shares of the Company's common stock, $0.001 par value (the "Shares"), in connection with the assumption by the Company of options issued under the Axon Instruments, Inc. 2001 Equity Incentive Plan and the Axon Instruments, Inc. 1993 Stock Plan, as amended (collectively, the "Plans"), pursuant to the Agreement and Plan of Merger and Reorganization dated as of March 20, 2004, as amended as of May 21, 2004, by and among the Company, Astros Acquisition Sub I, Inc., a California corporation, Astros Acquisition Sub II, LLC, a California limited liability company, and Axon Instruments, Inc., a California corporation.

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectuses, the Company's Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans and the options granted thereunder, the Registration Statement and the related Prospectuses, will be validly issued, fully paid and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By:  /s/ Suzanne Sawochka Hooper
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     Suzanne Sawochka Hooper